SUPPLEMENT NO. 2

                                     TO THE

                                   INDENTURE,

                         DATED AS OF FEBRUARY 17, 1995,

                                     BETWEEN

                         MCI COMMUNICATIONS CORPORATION

                                       AND

                             CITIBANK, N.A., TRUSTEE

                                       FOR

                             SENIOR DEBT SECURITIES


     THIS SUPPLEMENT NO. 2, dated as of March 12, 1998 ("Supplement No. 2"), to the Indenture, dated as of February 17, 1995, as supplemented by Supplement No. 1 (the "Indenture") between MCI Communications Corporation, a Delaware corporation (hereinafter called the "Company"), with an office at 1801 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and CITIBANK, N.A., a national banking association duly incorporated and existing under the laws of the United States, as Trustee under the Indenture.

     WHEREAS, pursuant to Section 1101(6) of the Indenture, the Company desires to amend certain provisions contained in the Indenture, but only with respect to Debt Securities initially issued under the Indenture on and after the date hereof;

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree to amend the Indenture as follows, but only with respect to Debt Securities initially issued under the Indenture on and after the date hereof:

1. In Article 5, delete Section 501(7) in its entirety.

2. In Article 12, delete Section 1209 in its entirety.

3. This Supplement No. 2 shall be effective as of the date hereof, but only with respect to Debt Securities initially issued under the Indenture on and after the date hereof and shall have no effect with respect to any Debt Securities initially issued under the Indenture prior to the date hereof.

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4.   Capitalized terms not otherwise defined in this Supplement No. 2 shall have the meanings provided for in the Indenture. This Supplement No. 2 may be executed in counterparts, each of which together will constitute one and the same instrument.

5. This Supplement No. 2 shall be deemed to be a contract made and to be performed entirely in the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State without regard to the conflicts of law rules of said State.

6. Except as modified herein with respect to Debt Securities initially issued under the Indenture on and after the date hereof, all other terms and conditions of the Indenture remain unchanged.




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     IN WITNESS WHEREOF, the parties hereto have caused this Supplement No. 2 to the Indenture to be executed as of the date first written above.

                                        MCI COMMUNICATIONS CORPORATION


                                    BY:  /s/Jonelle St. John
                                         --------------------------
                                    NAME:     Jonelle St. John
[CORPORATE SEAL]                    TITLE:    Vice President and Treasurer


Attest:


BY:  /s/ C. Bolton-Smith, Jr.
    --------------------------
NAME: C. Bolton-Smith, Jr.
TITLE: Secretary


                                  CITIBANK, N.A., as Trustee

                              BY:   /s/ Carol Ng
                                  -------------------------
                              NAME:   Carol Ng
[CORPORATE SEAL]              TITLE:  Vice President


Attest:


BY:           /s/ Wafaa Oafy
             -----------------
NAME:            Wafaa Oafy
TITLE:        Senior Trust Officer



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